Ernst & Young LLP Tel: +1 703 747 1000 1775 Tysons Boulevard ey.com Tysons, VA 22102

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm”, “Financial Statements”, “Financial Highlights”, and “Senior Securities” in Post-Effective Amendment No. 17 to the Registration Statement (Form N-2 No. 333-222106) and related Prospectus, as applicable, and Statement of Additional Information of Carlyle Tactical Private Credit Fund for the registration of $1,000,000,000 of its common shares and to the incorporation by reference therein of our report dated March 1, 2021, with respect to the consolidated financial statements of Carlyle Tactical Private Credit Fund included in its annual report for the fiscal year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, VA

April 30, 2021

A member firm of Ernst & Young Global Limited